Exhibit 21

DISH NETWORK CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

As of December 31, 2016

Subsidiary	State or Country of Incorporation	% of Ownership		Name Doing Business As
DISH Orbital Corporation	Colorado	100%		DOC
DISH DBS Corporation	Colorado	100%		DDBS
DISH Network L.L.C.	Colorado	100	%(1)	DNLLC
DISH Operating L.L.C.	Colorado	100	%(1)	SATCO
Echosphere L.L.C.	Colorado	100	%(1)	Echosphere
Dish Network Service L.L.C.	Colorado	100	%(1)	DNSLLC
DISH Wireless Holding L.L.C.	Colorado	100%		DISH Wireless

(1)This is a subsidiary of DISH DBS Corporation